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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
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Name:             Texas Opportunity Fund

Address of Principal Business Office (No. & Street, City, State Zip Code):
                  600 West 10th Street, #740, Austin, TX  78701

Telephone Number (including area code):
                  512-477-5855

Name and address of agent for service of process:
                  Paul Bryce Martin, Jr.
                  600 West 10th Street, #740
                  Austin, TX  78701

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
                  Yes  [_] No  [X]


Item 1.           Texas Opportunity Fund

Item 2. Registrant was organized under the laws of the State of Texas on July 3, 1997.

Item 3.           Registrant is a corporation.

Item 4.           Registrant is a management company.

Item 5.  (a)      Registrant is an open-end company.
         (b)      Registrant is a non-diversified company.

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Item 6.           Martin Capital Management
                  600 West 10th Street, #740
                  Austin, TX  78701

                  CGM Investment Management
                  4803 Whispering Valley Drive
                  Austin, TX  78727

Item 7.           Paul Bryce Martin, Jr.
                  600 West 10th Street, #740
                  Austin, TX  78701

                  Bartholomew Huntington Sparrow
                  3006 Harris Boulevard
                  Austin, TX  78703

                  Charles Sidney Cade
                  2200 Montclaire Street
                  Austin, TX  78704

Item 8:           Not Applicable.

Item 9:   (a)     No.
          (b)     Not Applicable.
          (c)     Yes.
          (d)     No.
          (e)     Not Applicable.

Item 10. $0.

Item 11. No.

Item 12. Not Applicable.

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this Notification of Registration to be duly signed on behalf of the registrant in the City of Austin and the State of Texas on the 19th day of May, 1998.

                                                 Texas Opportunity Fund

                                            By:  /s/ Paul Bryce Martin, Jr.
                                                 Director


Attest:  /s/ Christopher Guy Martin